Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated July 16, 2021 (except for Note 8 as to which the date is August 30, 2021) on our audit of the financial statements of Bannix Acquisition Corp. as of June 21, 2021 and for the period from January 21, 2021 (inception) through June 21, 2021, which includes an emphasis of matter paragraph regarding the Company’s ability to continue as a going concern, appearing in the Registration Statement on Form S-1, File No. 333-253324.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Certified Public Accountants

Saddle Brook, New Jersey

September 10, 2021